UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒ Preliminary Information Statement
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☐ Definitive Information Statement

SIENA TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Chapter)

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SIENA TECHNOLOGIES, INC.
13700 Alton Parkway Suite 154-277
Irvine, CA 92618
Tel. No. (949) 271-2564

INFORMATION STATEMENT

(Preliminary)

This information statement, pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C there under (the “Information Statement ”) will be mailed on or about May 14, 2009 to the shareholders of record as of May 5, 2009 (the “Record Date”) of Siena Technologies, Inc. (the “Company”) in connection with certain actions to be taken pursuant to the written consent of the shareholders of the Company holding a majority of the outstanding shares of common stock, dated as of April 21, 2009.

The actions to be taken pursuant to the written consent shall be taken on or about June 3, 2009, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO
SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

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NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF SHAREHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING CAPITAL STOCK IN LIEU OF A SPECIAL MEETING OF THE SHAREHOLDERS, DATED APRIL 21, 2009.

To the Shareholders of Siena Technologies, Inc.:

NOTICE IS HEREBY GIVEN to the shareholders of record of Siena Technologies, Inc. (“our”, “we” or the “Company”) as of the close of business on the record date, May 5, 2009 (the “Record Date”), that on April 21, 2009, our board of directors (the “Board”) has recommended, and that the holder of a majority of the voting power of our outstanding common stock (the “Majority Shareholder”), $0.001 par value (the “Common Stock”) voted to:

•           Amend our Articles of Incorporation to change the Company’s name to XnE, Inc. (the “Name Change”); and

•           Amend our Articles of Incorporation to effect a Five Hundred (500) for One (1) reverse stock split, whereby, as of the Record Date, for every Five Hundred shares of our Common Stock then owned, each shareholder shall receive one share of Common Stock (the “Stock Split”).

None of our current officers, directors, or any of their respective affiliates has any interest in the matter to be acted upon, except as set forth in this Information Statement.

Pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C there under, and the provisions of the Nevada Revised Statutes, the above-mentioned corporate actions will become effective on or around June 3, 2009, or twenty days (20) after this Information Statement is first mailed to our shareholders.

As of the Record Date, _____ shares of our Common Stock were issued and outstanding.  Each share of Common Stock entitles the holder to one vote on all matters brought before the shareholders. The holders of a majority of the issued and outstanding shares of our Common Stock as of the Record Date voted for the approval of the above-mentioned actions.

We will bear the entire cost of furnishing this Information Statement. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock held of record by them.

Date: May ___, 2009	By Order of the Board of Directors,

/s/ Michael Cummings
Michael Cummings
Chief Executive Officer

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TABLE OF CONTENTS

OUTSTANDING SHARES AND VOTING RIGHTS	1

AMENDMENTS TO THE ARTICLES OF INCORPORATION	2

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON	6

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934	7

ADDITIONAL INFORMATION	7

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OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, our authorized capitalization consisted of 100,000,000 shares of common stock (the “Common Stock”), of which _____ shares were issued and outstanding.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders. However, because shareholders holding at least a majority of the voting rights of all outstanding shares of capital stock at the Record Date (the “Majority Shareholder”) have voted in favor of the foregoing proposals by resolution dated April 21, 2009 and having sufficient voting power to approve such proposals through their ownership of capital stock, no other shareholder consents will be solicited in connection with this Information Statement.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the shareholders of the Company as of the Record Date. We anticipate that the actions contemplated herein will be effected on or about June 3, 2009.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Distributions and Costs

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing.  We will only deliver one Information Statement to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. Also, we will promptly deliver a separate copy of this Information Statement and future shareholder communication documents to any shareholder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future shareholder communication documents to any shareholder or shareholders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Shareholders may also address future requests regarding delivery of information statements and annual reports by contacting us at our address above.

No Dissenters’ Rights

The Nevada Revised Statutes do not provide for dissenter's rights in connection with any of the actions described in this Information Statement, and we will not provide shareholders with any such right independently.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

NAME CHANGE

We intend to file a Certificate of Amendment to our Articles of Incorporation effectuating the name change with the Secretary of State of Nevada (the “Name Change”).  This amendment to our Articles of Incorporation will become effective at the close of business on the date the Certificate of Amendment to the Articles of Incorporation is accepted for filing by the Secretary of State of Nevada.  It is presently contemplated that such filing will be made on or about June 3, 2009, twenty days (20) after this Information Statement is first mailed to our shareholders.

Reasons for the Name Change

The Company’s Board of Directors, as well as the Majority Shareholder believes that the Name Change is in the Company’s best interest and is intended to more accurately reflect the Company’s operations and interests.

You are not required to exchange your certificate(s) of Siena Technologies, Inc. for new stock certificates reflecting our new name of XnE, Inc., although you may do so if you wish.

THE REVERSE STOCK SPLIT OF COMMON STOCK

Our Board of Directors and the Majority Shareholder have also approved an amendment to our Articles of Incorporation to effect a Five Hundred-to-One reverse stock split of our Common Stock (the “Stock Split”).

Background

We currently have 100,000,000 shares of Common Stock authorized, and approximately _____ shares of Common Stock are outstanding as of the Record Date. Our Board of Directors and Majority Shareholder believe that the price of our Common Stock is too low to attract investors to buy the stock. In order to proportionally raise the per share price of our Common Stock, our Board of Directors and the Majority Shareholder believe that it is in our best interest to implement the Stock Split by reducing the number of shares of Common Stock outstanding. In addition, our Board of Directors and the Majority Shareholder believe that the share price of the Common Stock is a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds. Finally, our Board of Directors and Majority Shareholder believe that we will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of our Common Stock. Our Board of Directors and Majority Shareholder are not implementing the reverse stock split in anticipation of any future transaction or series of transactions, including any “going private” transaction.

Material Effects of the Reverse Stock Split

The Stock Split will be affected simultaneously for all Common Stock, and the ratio will be the same for all shareholders of Common Stock. The Stock Split will effect all of our shareholders uniformly and will not effect any shareholder's percentage ownership interests, except to the extent that the reverse stock split results in fractional share ownership.

The principal effect of the reverse stock split will be to reduce the number of shares of Common Stock issued and outstanding from approximately _____ shares as of May 5, 2009 to approximately _____ shares.

In addition, the Stock Split may increase the number of shareholders who own odd lots (less than 100 shares). Shareholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in affecting sales.

Effect on Fractional Shareholders

Shareholders will not receive fractional post-reverse stock split shares in connection with the Stock Split and we will not be paying any cash to shareholders for any fractional shares from the reverse split. Instead, any resulting fractional shares shall be rounded up to the nearest whole number.

Effect on Registered and Beneficial Shareholders

Upon the Stock Split, we intend to treat shareholders holding Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to affect the reverse stock split for their beneficial holders holding of Common Stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split. Shareholders who hold their shares of Common Stock with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Effect on Registered Certificated Shares

Shareholders whose shares are held in certificate form will receive a transmittal letter from our transfer agent, Standard Registrar & Transfer Co., as soon as practicable after the effective date of the Stock Split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares to the transfer agent. No new shares will be issued until outstanding certificate(s) are surrendered, together with a properly completed and executed letter of transmittal, to the transfer agent. Shareholders should not submit any certificate(s) until requested to do so.

Procedure for Affecting Reverse Stock Split

The Stock Split will become effective on the date we file the Certificate of Amendment to the Articles of Incorporation with the State of Nevada, which is referred to as the “Effective Date.” Beginning on the Effective Date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The Certificate of Amendment to the Articles of Incorporation is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessary and advisable to affect the reverse stock split.

Certain Risk Factors Associated with the Reverse Stock Split

Implementation of the Stock Split entails various risks and uncertainties, including but not limited to the following:

●
There can be no assurance that the market price per share of Common Stock after the Stock Split will remain unchanged or increase in proportion to the reduction in the number of shares of Common Stock outstanding before the Stock Split. Accordingly, our total market capitalization after the Stock Split may be lower than the total market capitalization before the Stock Split.

●	After the Stock Split is affected, if the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split.

●
There can be no assurance that the Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

●	The reduced number of shares that would be outstanding after the Stock Split could adversely affect the liquidity of the Common Stock.

Authorized Shares

The Stock Split will affect all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock. Upon the effectiveness of the Stock Split, the number of authorized shares of Common Stock that are now issued or outstanding would increase due to the reduction in the number of shares of Common Stock issued and outstanding.

We currently have 100,000,000 shares of authorized Common Stock and _____ shares of Common Stock were issued and outstanding as of May 5, 2009. Authorized but unissued shares of Common Stock will be available for issuance, and we may issue such shares in the future. However, we have no current plans to issue any additional shares of Common Stock. If we issues additional shares of Common Stock, the ownership interest of holders of the Common Stock will be diluted.

The following table sets forth information regarding the Company's current and anticipated number of authorized shares and issued and outstanding shares of the Common Stock following implementation of the reverse stock split.

Number of
		Number of	Number of	Shares
	Number of	Shares	Shares of	of Common
	Shares	of Common Stock	Common Stock	Stock
	of Common	Issued and	Reserved for	Available for
	Authorized	Outstanding	Issuance	Issuance
As of May 5, 2009	100,000,000

After 500 for 1 reverse
stock split	100,000,000

Accounting Matters

The Stock Split will not affect the par value of the Common Stock. As a result, as of the effective time of the Stock Split, the stated capital attributable to the Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio of Five Hundred-for-One, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of the Common Stock will be restated because there will be fewer shares of the Common Stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of un-issued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Stock Split proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of our Company. Other than the Stock Split, the Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of our Company.

No Appraisal Rights

The Nevada Revised Statutes do not provide for dissenter’s rights in connection with any of the actions described in this Information Statement and the Company will not provide shareholder with any such right independently.

Federal Income Tax Consequences of the Stock Split

The following is a summary of the material federal income tax consequences of the proposed Stock Split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their Common Stock as compensation). In addition, this summary is limited to shareholders that hold their Common Stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISER TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE STOCK SPLIT.

No gain or loss should be recognized by a shareholder upon such shareholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the Stock Split. The aggregate tax basis of the post-reverse stock split shares received in the Stock Split will be the same as the shareholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The shareholder's holding period for the post-reverse stock split shares will include the period during which the shareholder held the pre-reverse stock split shares surrendered in the Stock Split.

The tax treatment of each shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder's own tax advisor with respect to the tax consequences of the Stock Split. Each shareholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Stock Split.

Effective Date of the Amendments

The Name Change and the Stock Split will become effective upon our filing of the Certificate of Amendment with the Nevada Secretary of State.  Pursuant to Rule 14c-2 under the Exchange Act, the foregoing proposals may not become effective until a date at least 20 days after the date on which this Information Statement has been mailed to the shareholders.  We anticipate filing the Certificate of Amendment on or about the close of business on June 3, 2009.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, none of the following persons has any substantial interest, direct or indirect, by shareholdings or otherwise (other than with respect to elections to office) in any matter to be acted upon:

1.	any of our directors or officers of our Company;
2.	any proposed nominee for election as a director; and
3.	any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”  To our knowledge, no director has advised us that he intends to oppose the corporate actions described herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of the common stock as of May 5, 2009 by (a) each shareholder who we know to own beneficially 5% or more of our outstanding Common Stock; (b) all directors; (c) all nominees for director; (d) our executive officers; and (d) all executive officers and directors as a group.

Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of common stock. The percentage of beneficial ownership is based upon _______________shares of common stock outstanding as of May 5, 2009.

Name and address of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of class of common stock (1)
Michael Cummings (2) CEO and Director	50,400,000	_____%
All Officers and Directors as a Group (1 Persons)	50,400,000	_____%

(1)           Based on a total of _____________ shares of common stock outstanding. In accordance with Securities and Exchange Commission Rules, each person's percentage interest is calculated by dividing the number of shares that person beneficially owns by the sum of (a) the total number of shares outstanding on May 5, 2009 plus (b) the number of shares such person has the right to acquire within sixty (60) days of May 5, 2009.

(2)           The shares are held in the name of CTM Investments, Inc.  Michael Cummings is the Chief Operating Officer and President of CTM Investments, Inc. and has dispositive power over the shares held by CTM Investments, Inc.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers, and persons who own more than ten percent (10%) of our outstanding Common Stock, file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by the SEC to furnish us with copies of all such reports they file.  Specific due dates for such reports have been established by the SEC and we are required to disclose any failure to file reports by such dates.  We believe that during the fiscal year ended December 31, 2008, all reports required to be filed pursuant to Section 16(a) were filed on a timely basis.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

We will provide, upon request and without charge, to each shareholder receiving this Information Statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including the financial statements and financial statement schedule information included therein, as filed with the SEC. You are encouraged to review the Annual Report together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting our legal counsel, Gersten Savage LLP, Attn: Peter Gennuso, Esq. at 212-752-9700.

Date: May ___, 2009	By Order of the Board of Directors,

/s/ Michael Cummings
Michael Cummings
Chief Executive Officer